Exhibit 99.1

FOR IMMEDIATE RELEASE

October 17, 2014

Analysts:	Todd Beekman (todd.beekman@huntington.com), 614.480.3878
Mark Muth (mark.muth@huntington.com), 614.480.4720

Media:    Maureen Brown (maureen.brown@huntington.com), 614.480.5512

HUNTINGTON BANCSHARES INCORPORATED REPORTS 2014 THIRD QUARTER NET

INCOME OF $155 MILLION AND EARNINGS PER COMMON SHARE OF $0.18

DISCIPLINED EXECUTION DRIVES $36 MM, OR 5%, YEAR-OVER-YEAR REVENUE GROWTH

Specific highlights:

•	20% increase in common dividend to $0.06 per share

•	$4.1 billion, or 10%, year-over-year increase in average loans and leases

•	Third quarter 2014 acquisition and integration of 24 Bank of America branches with $0.7 billion in deposits

•	$22.8 million of Significant Items: expenses related to the previously disclosed organizational actions, the Bank of America branch acquisition, the Camco acquisition, and planned consolidation of 26 branches by year end

•	Net charge-offs declined to 0.26% of average loans and leases, down from 0.53% in the year-ago quarter

•	5.4 million common shares repurchased at an average price of $9.70 per share

•	0.97% return on average assets, 9.9% return on average common equity

COLUMBUS, Ohio – Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported 2014 third quarter net income of $155 million, or $0.18 per common share. Net income was negatively impacted by $23 million of expense-related Significant Items and decreased $24 million, or 13%, from the 2013 third quarter. Compared to the 2014 second quarter, net income was similarly impacted and decreased $10 million, or 6%. Earnings per common share were $0.20 in the year-ago quarter and $0.19 in the prior quarter.

The Board of Directors declared a quarterly cash dividend on the company’s common stock of $0.06 per common share. The dividend is payable January 2, 2015, to shareholders of record on December 19, 2014.

Performance Summary: Disciplined Growth Overcomes Interest Rate Pressures

“We continued to deliver solid year-over-year revenue growth through the third quarter, while maintaining a disciplined balance sheet. Performance highlights include ongoing strength in commercial and auto lending, which support our expectation of a strong back half of the year driven by solid demand and a quality pipeline,” said Steve Steinour, chairman, president and CEO. “We are also pleased with deposit growth, which is in part supported by our improved distribution network that saw 50 in-store locations attain break-even or better status in the past quarter, and also the successful conversion of 24 Michigan branches furthering our presence in new markets in our service area. Furthermore, our decision in the quarter to consolidate 26 branches by year end provides a visible illustration of our ongoing optimization of our distribution channels.”

Steinour continued, “among other key highlights, we also are pleased with Huntington’s No. 1 ranking in the country for total number of Small Business Administration 7(a) loans for its fiscal year that concluded in September. We continue to prioritize SBA lending as an integral component of our overall business lending strategy and are gratified to attain a top national ranking, particularly since we only make SBA loans within our core six-state footprint.”

Table 1 – Earnings Performance Summary

	2014			2013
($ in millions, except per share data)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter
Net Income	$155.0	$164.6	$149.1	$158.2	$178.8
Diluted earnings per common share	0.18	0.19	0.17	0.18	0.20

Return on average assets	0.97%	1.07%	1.01%	1.09%	1.27%
Return on average common equity	9.9	10.8	9.9	10.5	12.3
Return on average tangible common equity	11.4	12.4	11.3	12.1	14.2
Net interest margin	3.20	3.28	3.27	3.28	3.34
Efficiency ratio	65.3	62.7	66.4	63.4	60.3

Tangible book value per common share	$6.53	$6.48	$6.31	$6.26	$6.09
Cash dividends declared per common share	0.05	0.05	0.05	0.05	0.05
Average diluted shares outstanding (000’s)	829,623	834,687	842,677	842,324	841,025

Average earning assets	$58,707	$57,077	$54,961	$53,012	$51,247
Average loans	46,113	45,024	43,423	43,139	41,994
Average core deposits	46,119	45,611	45,195	44,747	43,773

Tangible common equity / tangible assets ratio	8.35%	8.38%	8.63%	8.82%	9.01%
Tier 1 common risk-based capital ratio	10.31	10.26	10.60	10.90	10.85

NCOs as a % of average loans and leases	0.26%	0.25%	0.40%	0.43%	0.53%
NAL ratio	0.70	0.71	0.74	0.75	0.78
ACL as a % of total loans and leases	1.47	1.50	1.56	1.65	1.72

Table 2 lists certain items that Management believes are significant in understanding corporate performance and trends (see Basis of Presentation). This quarter contained two Significant Items: 1) the franchise repositioning related expense for the consolidation of 26 branches and the previously announced organizational actions, and 2) the net expenses related to acquisition of the 24 Bank of America branches and Camco Financial.

Table 2 – Significant Items Influencing Earnings

Three Months Ended (in millions, except per share)	Pre-Tax Impact	After-Tax Impact
	Amount	Amount (1)	EPS (2)
September 30, 2014 – net income		$155	$0.18
• Franchise repositioning related expense	$(19)	(13)	(0.02)
• Merger and acquisition related net expenses	(3)	(2)	(0.00)

June 30, 2014 – net income		$165	$0.19

March 31, 2014 – net income		$149	$0.17
• Camco Financial acquisition	$(12)	(8)	(0.01)
• Addition to litigation reserves	(9)	(6)	(0.01)

December 31, 2013 – net income		$158	$0.18
• Franchise repositioning related expense	$(7)	(5)	(0.01)

September 30, 2013 – net income		$179	$0.20
• Pension curtailment gain	$34	22	0.03
• Franchise repositioning related expense	(17)	(11)	(0.01)

(1)	Favorable (unfavorable) impact on net income; 35% operating tax rate
(2)	EPS reflected on a fully diluted basis

Net Interest Income, Net Interest Margin, and Average Balance Sheet

Table 3 – Net Interest Income and Net Interest Margin Performance Summary

	2014			2013
	Third	Second	First	Fourth	Third	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$466.3	$460.0	$437.5	$430.6	$424.9	1%	10%
FTE adjustment	7.5	6.6	5.9	8.2	6.6	13	13

Net interest income - FTE	473.8	466.7	443.4	438.8	431.5	2	10
Noninterest income	247.3	250.1	248.5	249.9	253.8	(1)	(3)

Total revenue - FTE	$721.2	$716.8	$691.9	$688.7	$685.3	1%	5%

						Change bps
Yield / Cost						LQ	YOY
Total earning assets	3.44%	3.53%	3.53%	3.58%	3.64%	(9)	(20)
Total loans and leases	3.66	3.75	3.75	3.77	3.87	(9)	(21)
Total securities	2.54	2.57	2.52	2.60	2.41	(3)	12

Total interest-bearing liabilities	0.33	0.34	0.36	0.42	0.42	(2)	(9)
Total interest-bearing deposits	0.23	0.25	0.28	0.32	0.33	(2)	(10)

Net interest rate spread	3.11	3.19	3.17	3.16	3.22	(9)	(12)
Impact of noninterest-bearing funds on margin	0.10	0.10	0.10	0.13	0.14	—	(4)

Net interest margin	3.20%	3.28%	3.27%	3.28%	3.34%	(8)	(14)

See Page 8 of Quarterly Financial Supplement for additional rate detail.

Fully-taxable equivalent (FTE) net interest income increased $41 million, or 10%, from the 2013 third quarter. This reflected the benefit from the $7.5 billion, or 15%, increase in average earnings assets, including a $4.1 billion, or 10%, increase in average loans and leases and a $3.3 billion, or 38%, increase in average securities. This earning asset growth was partially offset by the 14 basis point decrease in the FTE net interest margin (NIM) to 3.20%. The NIM contraction reflected a 20 basis point decrease related to the mix and yield of earning assets and 3 basis point reduction in benefit from the impact of noninterest-bearing funds, partially offset by the 9 basis point reduction in funding costs.

Compared to the 2014 second quarter, FTE net interest income increased $7 million, or 6% annualized. While the NIM decreased 8 basis points, earning assets increased $1.6 billion, or 11% annualized. During the 2014 second quarter, net interest income and the NIM benefitted by $5 million and 4 basis points, respectively, from the unexpected pay-off of an acquired commercial real estate loan.

Table 4 – Average Earning Assets – Automobile and C&I Activity Continue To Drive Growth

	2014			2013
	Third	Second	First	Fourth	Third	Change (%)
(in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY

Average Loans and Leases
Commercial and industrial	$18.6	$18.3	$17.6	$17.7	$17.0	2%	9%
Commercial real estate	5.0	5.0	4.9	4.9	4.9	(2)	1

Total commercial	23.5	23.3	22.5	22.6	21.9	1	7

Automobile	8.0	7.3	6.8	6.5	6.1	9	32
Home equity	8.4	8.4	8.3	8.3	8.3	—	1
Residential mortgage	5.7	5.6	5.4	5.3	5.3	2	9
Other consumer	0.4	0.4	0.4	0.4	0.4	4	5

Total consumer	22.6	21.7	20.9	20.6	20.1	4	13

Total loans and leases	46.1	45.0	43.4	43.1	42.0	2	10

Total securities	12.2	11.7	11.2	9.5	8.8	4	38
Held-for-sale and other earning assets	0.4	0.4	0.4	0.4	0.4	14	—
Total earning assets	$58.7	$57.1	$55.0	$53.0	$51.2	3%	15%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average earning assets increased $7.5 billion, or 15%, from the year-ago quarter, driven by:

•	$3.3 billion, or 38%, increase in average securities, reflecting $2.7 billion of Liquidity Coverage Ratio (LCR) Level 1 qualified securities and $1.2 billion of direct purchase municipal instruments, which in the year-ago quarter were classified as Commercial and Industrial (C&I) loans.

•	$1.9 billion, or 32%, increase in average Automobile loans, as originations remained strong and we continued to portfolio all of the production.

•	$1.6 billion, or 9%, increase in average C&I loans and leases, reflecting growth in trade finance in support of our middle market and corporate customers, business banking, and automobile dealer floorplan lending.

•	$0.5 billion, or 9%, increase in average Residential mortgage loans as a result of a decrease in the rate of payoffs due to lower levels of refinancing and the Camco acquisition.

Table 5 – Average Liabilities – Focus on Core Customer Relationships and Reducing Funding Costs Continues to Drive Shift in Funding Mix

	2014			2013
(in billions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Change (%)
						LQ	YOY
Average Deposits
Demand deposits - noninterest bearing	$14.1	$13.5	$13.2	$13.3	$13.1	5%	8%
Demand deposits - interest bearing	5.9	5.9	5.8	5.8	5.8	(1)	3

Total demand deposits	20.0	19.4	19.0	19.1	18.9	3	6
Money market deposits	17.9	17.7	17.6	16.8	15.7	1	14
Savings and other domestic deposits	5.0	5.1	5.0	4.9	5.0	(1)	—
Core certificates of deposit	3.2	3.4	3.6	3.9	4.2	(8)	(24)

Total core deposits	46.1	45.6	45.2	44.7	43.8	1	5
Other domestic deposits of $250,000 or more	0.2	0.3	0.3	0.3	0.3	(15)	(17)
Brokered deposits and negotiable CDs	2.3	2.1	1.8	1.4	1.6	9	46
Other deposits	0.4	0.3	0.3	0.4	0.4	19	—

Total deposits	49.0	48.3	47.6	46.8	46.0	1	7

Short- and long-term borrowings	7.2	6.3	4.9	3.7	3.0	13	138

Total Interest-bearing liabilities	$42.0	$41.1	$39.3	$37.2	$35.9	2%	17%

See Page 6 of Quarterly Financial Supplement for additional detail.

Average total core deposits increased $2.3 billion, or 5%, from the year-ago quarter, including a $1.0 billion, or 8%, increase in noninterest bearing deposits. Average interest-bearing liabilities increased $6.2 billion, or 17%, from the year-ago quarter, reflecting:

•	$4.1 billion, or 138%, increase in short- and long-term borrowings, which were used to efficiently finance balance sheet growth while continuing to manage the overall cost of funds. While no additional long-term debt was issued in the 2014 third quarter, this increase included $2.1 billion of bank-level debt and $0.4 billion of parent-level debt issued during the prior four quarters.

•	$2.2 billion, or 14%, increase in money market deposits, reflecting the strategic focus on customer growth and increased share-of-wallet among both consumer and commercial customers.

•	$0.7 billion, or 46%, increase in brokered deposits and negotiated CDs, which are a cost-effective method of funding incremental LCR related securities growth.

Partially offset by:

•	$1.0 billion, or 24%, decrease in average core certificates of deposit due to the strategic focus on changing the funding sources to no-cost demand deposits and lower-cost money market deposits.

While not having a meaningful impact on the 2014 third quarter average balance, the mid-September completion of the acquisition of the 24 Bank of America branches added approximately $0.7 billion to period-end deposits.

Noninterest Income

Table 6 – Noninterest Income

	2014			2013
(in millions)	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Change (%)
						LQ	YOY
Noninterest Income
Service charges on deposit accounts	$69.1	$72.6	$64.6	$70.0	$72.9	(5)%	(5)%
Mortgage banking income	25.1	22.7	23.1	24.3	23.6	10	6
Trust services	28.0	29.6	29.6	30.7	30.5	(5)	(8)
Electronic Banking	27.3	26.5	23.6	24.3	24.3	3	12
Insurance income	16.7	16.0	16.5	15.6	17.3	5	(3)
Brokerage Income	17.2	17.9	17.2	15.2	16.6	(4)	3
Bank owned life insurance income	14.9	13.9	13.3	13.8	13.7	7	8
Capital markets fees	10.2	10.5	9.2	12.3	12.8	(2)	(20)
Gain on sale of loans	8.2	3.9	3.6	7.1	5.1	109	62
Securities (losses) gains	0.2	0.5	17.0	1.2	0.1	(60)	102
Other income	30.4	36.0	30.9	35.4	36.8	(15)	(17)

Total noninterest income	$247.3	$250.1	$248.5	$249.9	$253.8	(1)%	(3)%

Noninterest income decreased $6 million, or 3%, from the year-ago quarter, primarily reflecting:

•	$6 million, or 17%, decrease in other income, primarily related to commercial loan fees and early lease terminations.

•	$4 million, or 5%, decrease in service charges on deposit accounts, reflecting the late July 2014 implementation of changes in consumer products that were partially offset by an 11% increase in consumer households and changing customer usage patterns.

•	$3 million, or 20%, decrease in capital markets fees related to lower interest rate derivative sales.

Partially offset by:

•	$3 million, or 62%, increase in gain on sale of loans related to strong SBA production and relatively higher premiums.

•	$3 million, or 12%, increase in electronic banking due to higher card related income and underlying customer growth.

Noninterest Expense (see Basis of Presentation)

Table 7 – Noninterest Expense from Continuing Operations (GAAP)

	2014			2013
	Third	Second	First	Fourth	Third	Change %
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Noninterest Expense
Personnel costs	$275.4	$260.6	$249.5	$249.6	$229.3	6%	20%
Outside data processing and other services	53.1	54.3	51.5	51.1	49.3	(2)	8
Net occupancy	34.4	28.7	33.4	32.0	35.6	20	(3)
Equipment	30.2	28.7	28.8	28.8	28.2	5	7
Marketing	12.6	14.8	10.7	13.7	12.3	(15)	2
Deposit and other insurance expense	11.6	10.6	13.7	10.1	11.2	10	4
Amortization of intangibles	9.8	9.5	9.3	10.3	10.4	3	(5)
Professional services	13.8	17.9	12.2	11.6	12.5	(23)	10
Other expense	39.5	33.4	51.0	39.0	34.6	18	14

Total noninterest expense	$480.3	$458.6	$460.1	$446.0	$423.3	5%	13%

(in thousands)
Number of employees (full-time equivalent)	11.9	12.0	11.8	11.8	12.1	—%	(1)%

Table 8 – Impacts of Significant Items:

	2014		2013
(in millions)	Third Quarter	Second Quarter	Third Quarter
Personnel costs	$15.3	$—	$(27.3)
Outside data processing and other services	0.3	—	0.5
Net occupancy	5.2	—	7.9
Equipment	0.1	—	1.5
Marketing	0.8	—	—
Other expense	1.1	—	—

Total noninterest expense adjustments	$22.8	$—	$(17.4)

Table 9 – Adjusted Noninterest Expense (Non-GAAP):

	2014		2013
	Third	Second	Third	Change %		Change $
(in millions)	Quarter	Quarter	Quarter	LQ	YOY	LQ	YOY
Personnel costs	$260.1	$260.6	$256.6	(0)%	1%	$(0.5)	$3.4
Outside data processing and other services	52.8	54.3	48.8	(3)	8	(1.6)	3.9
Net occupancy	29.2	28.7	27.7	2	6	0.5	1.6
Equipment	30.1	28.7	26.7	5	13	1.3	3.4
Marketing	11.8	14.8	12.3	(20)	(4)	(3.0)	(0.5)
Deposit and other insurance expense	11.6	10.6	11.2	10	4	1.0	0.5
Amortization of intangibles	9.8	9.5	10.4	3	(5)	0.3	(0.5)
Professional services	13.8	17.9	12.5	(23)	10	(4.1)	1.3
Other expense	38.4	33.4	34.6	15	11	5.0	3.7

Total adjusted noninterest expense	$457.6	$458.6	$440.8	(0)%	4%	$(1.0)	$16.8

Reported noninterest expense increased $57 million, or 13%, from the year-ago quarter, reflecting:

•	$46 million, or 20%, increase in personnel costs. Excluding the impact of Significant Items, personnel costs increased $3 million, or 1%, related to annual compensation increases.

•	$5 million, or 14%, increase in other expense. Excluding the impact of Significant Items, other expenses increased $4 million, or 11%, primarily reflecting higher OREO and loss expense.

•	$4 million, or 8%, increase in outside data processing and other services as we continue to invest in technology supporting our products, services, and our Continuous Improvement initiatives.

Noninterest expense increased $22 million, or 5%, from the 2014 second quarter. When adjusting for the $23 million of Significant Items in the 2014 third quarter, noninterest expense decreased $1 million. On a reported basis, personnel costs increased $15 million, or 6%, reflecting the franchise repositioning actions. Other expense increased $6 million, or 18%, reflecting higher OREO and loss expense. Net occupancy expense increased $6 million, or 20%, primarily related to $5 million of franchise repositioning actions. Partially offsetting these increases was a $4 million, or 23%, decrease in professional services primarily related to reduced consulting expense.

Credit Quality

Table 10 – Summary Credit Quality Metrics

	2014			2013
($ in thousands)	Sep. 30	Jun. 30	Mar. 31	Dec. 31	Sep. 30
Total nonaccrual loans and leases	$325,765	$324,957	$327,158	$322,056	$333,106
Total other real estate, net	36,270	34,695	35,691	27,664	29,154
Other NPAs (1)	2,440	2,440	2,440	2,440	12,000

Total nonperforming assets	$364,475	$362,092	$365,289	$352,160	$374,260
Accruing loans and leases past due 90 days or more	87,348	85,367	98,412	76,209	94,966

NPAs + accruing loans and lease past due 90 days or more	$451,823	$447,459	$463,701	$428,369	$469,226

NAL ratio (2)	0.70%	0.71%	0.74%	0.75%	0.78%
NPA ratio (3)	0.78	0.79	0.82	0.82	0.88
(NPAs+90 days)/(Loans+OREO)	1.08	1.08	1.17	1.20	1.29

Provision for credit losses	$24,480	$29,385	$24,630	$24,331	$11,400
Net charge-offs	30,023	28,643	42,986	46,447	55,742
Net charge-offs / Average total loans	0.26%	0.25%	0.40%	0.43%	0.53%

Allowance for loans and lease losses	$631,036	$635,101	$631,918	$647,870	$666,030

Allowance for unfunded loan commitments and letters of credit	55,449	56,927	59,368	62,899	66,857

Allowance for credit losses (ACL)	$686,485	$692,028	$691,286	$710,769	$732,887

ACL as a % of:
Total loans and leases	1.47%	1.50%	1.56%	1.65%	1.72%
NALs	211	213	211	221	220
NPAs	188	191	191	202	196

(1)	Other nonperforming assets includes certain impaired investment securities.
(2)	Total NALs as a % of total loans and leases
(3)	Total NPAs as a % of sum of loans and leases, impaired loans held for sale, and net other real estate.

See Pages 11-14 of Quarterly Financial Supplement for additional detail.

Nonaccrual loans and leases (NALs) decreased $7 million, or 2%, compared to a year ago to $326 million, or 0.70% of total loans and leases. Nonperforming assets (NPAs) decreased $10 million, or 3%, to $364 million, or 0.78% of total loans and leases, OREO, and other NPAs.

The provision for credit losses increased $13 million, or 115%, compared to the year-ago quarter reflecting the prior year’s implementation of enhancements to our allowance for loan and lease losses (ALLL) model. Net charge-offs (NCOs) decreased $26 million, or 46%, to $30 million consistent with our expectations. The consumer portfolios drove the bulk of the year over year decline. NCOs equated to an annualized 0.26% of average loans and leases in the current quarter compared to 0.53% in the year-ago quarter.

The period-end allowance for credit losses (ACL) as a percentage of total loans and leases decreased to 1.47% from 1.72% a year ago, while the ACL as a percentage of period-end total NALs decreased to 211% from 220%. The decrease in the ACL as a percent of total loans is consistent with the improved credit quality metrics.

Capital

Table 11 – Capital Ratios

	2014			2013
(in millions)	Sep. 30	Jun. 30	Mar. 31	Dec. 31,	Sep. 30
Tangible common equity / tangible assets ratio	8.35%	8.38%	8.63%	8.82%	9.01%

Tier 1 common risk-based capital ratio	10.31%	10.26%	10.60%	10.90%	10.85%

Regulatory Tier 1 risk-based capital ratio	11.61%	11.56%	11.95%	12.28%	12.36%
Excess over 6.0% (1)	$2,987	$2,949	$3,042	$3,121	$3,096

Regulatory Total risk-based capital ratio	13.72%	13.67%	14.13%	14.57%	14.67%
Excess over 10.0% (1)	$1,980	$1,946	$2,111	$2,271	$2,274

Total risk-weighted assets	$53,239	$53,035	$51,120	$49,690	$48,687

(1)	“Well-capitalized” regulatory threshold

See Page 15 of Quarterly Financial Supplement for additional detail.

The tangible common equity to tangible assets ratio at September 30, 2014, was 8.35%, down 66 basis points from a year ago. Our Tier 1 common risk-based capital ratio was 10.31%, down from 10.85% a year ago. The regulatory Tier 1 risk-based capital ratio at September 30, 2014, was 11.61%, down from 12.36% a year ago. Huntington estimates the negative impact to Tier 1 common risk-based capital from the 2015 first quarter implementation of the Federal Reserve’s revised Basel III capital rules will be approximately 40 bps on a fully phased-in basis.

The decreases in the capital ratios were due to balance sheet growth and share repurchases that were partially offset by increased retained earnings and the stock issued in the Camco acquisition. Specifically, all capital ratios were impacted by the repurchase of 32.1 million common shares over the last four quarters, 5.4 million of which were repurchased during the 2014 third quarter. The decrease in the regulatory Tier 1 risk-based capital ratio also reflected the redemption of $50 million of qualifying preferred securities on December 31, 2013. These declines were offset partially by the increase in retained earnings, as well as the issuance of 8.7 million common shares in the Camco acquisition.

Income Taxes

The provision for income taxes in the 2014 third quarter was $54 million and $65 million in the 2013 third quarter. The effective tax rates for the 2014 third quarter and 2013 third quarter were 25.8% and 26.7%, respectively. At September 30, 2014, we had a net federal deferred tax asset of $71 million and a net state deferred tax asset of $48 million. As of September 30, 2014 and September 30, 2013, there was no disallowed deferred tax asset for regulatory capital purposes.

Expectations – Fourth Quarter 2014

“We continue to be pleased with our healthy lending pipeline and the strength of the economies within our footprint. We are looking forward to a solid finish for 2014, as we remain on track to deliver another year with positive operating leverage. We are not expecting a near-term improvement in the interest rate environment. However, we are committing to delivering positive operating leverage again in 2015 as we will continue to prudently manage expenses in alignment with our revenue growth outlook.”

Net interest income is expected to increase slightly in fourth quarter 2014. We anticipate an increase in earning assets as total loans moderately grow and investment securities increase modestly. However, those benefits to net interest income are expected to be partially offset by continued downward pressure on NIM.

Noninterest income, excluding the impact of any net MSR activity, is expected to remain near the current quarter’s level.

Noninterest expense, excluding Significant Items, is expected to remain near the current quarter’s adjusted level. Fourth quarter 2014 is expected to include approximately $10 million of Significant Items related to the already announced franchise repositioning activities. We will continue to look for ways to reduce expenses, while not impacting our previously announced growth strategies and our high level of customer service.

Overall, asset quality metrics are expected to remain near current levels, although moderate quarterly volatility also is expected, given the absolute low level of problem assets and credit costs. We anticipate NCOs will remain within or below our long-term normalized range of 35 to 55 basis points.

The effective tax rate for the remainder of 2014 is expected to be in the range of 25% to 28%, primarily reflecting the impacts of tax-exempt income, tax-advantaged investments, general business credits, and the change in accounting for investments in qualified affordable housing projects.

Conference Call / Webcast Information

Huntington’s senior management will host an earnings conference call on October 17, 2014, at 10:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s web site, www.huntington.com or through a dial-in telephone number at (877) 684-3807; Conference ID# 3483034. Slides will be available the Investor Relations section of Huntington’s web site, www.huntington.com about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site, www.huntington.com. A telephone replay will be available approximately two hours after the completion of the call through November 1, 2014, at (855) 859-2056 or (404) 537-3406; conference ID# 3483034.

Please see the 2014 Third Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found at the Investor Relations section of Huntington’s web site, www.huntington.com.

Forward-looking Statement

This document contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Forward-looking statements may be identified by words such as expect, anticipate, believe, intend, estimate, plan, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements: (1) worsening of credit quality performance due to a number of factors such as the underlying value of collateral that could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in general economic, political, or industry conditions; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success, impact, and timing of our business strategies, including market acceptance of any new products or services implementing our “Fair Play” banking philosophy; (6) changes in accounting policies and principles and the accuracy of our assumptions and estimates used to prepare our financial statements; (7) extended disruption of vital infrastructure; (8) the final outcome of significant litigation; (9) the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the OCC, Federal Reserve, FDIC, and CFPB; and (10) the outcome of judicial and regulatory decisions regarding practices in the residential mortgage industry, including among other things the processes followed for foreclosing residential mortgages. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2013 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation

Use of Non-GAAP Financial Measures

This document may contain GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this third quarter earnings release, conference call slides, or the Form 8-K related to this document, all of which can be found on Huntington’s website at www.huntington-ir.com.

Significant Items

From time to time, revenue, expenses, or taxes are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be infrequent or short term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the Company – e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, litigation actions, etc. In other cases they may result from Management decisions associated with significant corporate actions out of the ordinary course of business – e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation write-downs, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.

Management believes the disclosure of “Significant Items”, when appropriate, aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the Company’s performance - i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, quarterly performance discussions, investor presentations, Forms 10-Q and 10-K).

“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2013 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized Data

Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin

Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Earnings per Share Equivalent Data

Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the Company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.

Rounding

Please note that columns of data in this document may not add due to rounding.

About Huntington

Huntington Bancshares Incorporated is a $64 billion asset regional bank holding company headquartered in Columbus, Ohio. The Huntington National Bank, founded in 1866, and its affiliates provide full-service commercial, small business, and consumer banking services; mortgage banking services; treasury management and foreign exchange services; equipment leasing; wealth and investment management services; trust services; brokerage services; customized insurance brokerage and service programs; and other financial products and services. The principal markets for these services are Huntington’s six-state retail banking franchise: Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. The primary distribution channels include a banking network of more than 700 traditional branches and convenience branches located in grocery stores and retirement centers, and through an array of alternative distribution channels including internet and mobile banking, telephone banking, and more than 1,500 ATMs. Through automotive dealership relationships within its six-state retail banking franchise area and selected other Midwest and Northeast states, Huntington also provides commercial banking services to the automotive dealers and retail automobile financing for dealer customers.

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